Exhibit 10.14

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED

EUROPEAN ALLIANCE AGREEMENT

dated as of

February 28, 2020

between

NIKOLA

CORPORATION,

IVECO S.p.A., and

solely with respect to Sections 9.5 and 16.18,

CNH INDUSTRIAL N.V.

THIS AMENDED AND RESTATED EUROPEAN ALLIANCE AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2020, by and between Iveco S.p.A., a corporation duly organized and validly existing under the laws of the Republic of Italy, having its principal place of business at, Turin, Italy (“Iveco”) and a wholly-owned subsidiary of CNH Industrial N.V., a public limited liability company incorporated under the laws of the Netherlands (“CNH Industrial”), Nikola Corporation, a corporation duly organized and validly existing under the laws of Delaware, having its principal place of business at Phoenix, Arizona (“Nikola”), and solely with respect to Sections 9.5 and 16.18, CNH Industrial.

WHEREAS, Nikola, CNH Industrial and Iveco have entered into a Master Industrial Agreement dated as of September 3, 2019 (the “Master Agreement”), pursuant to which, inter alia, Nikola and Iveco have agreed to establish a European Alliance for the purposes of designing, development, engineering and manufacturing of pure electric (“BEVs”) and hydrogen (“FCEVs”) heavy trucks in the Territory on the basis of Nikola and Iveco Contributions and Nikola and Iveco IP (as defined below);

WHEREAS, the original European Alliance Agreement was entered into on October 22, 2019 and amended by that certain Amendment to European Alliance Agreement, dated December 26, 2019 (together, the “Original Agreement”);

WHEREAS, Iveco and Nikola wish this Agreement to record and confirm their intention to (i) establish, on or before [*] (the “Target Date”), an entity duly organized and validly existing under the laws of a jurisdiction (the “Jurisdiction”) to be mutually selected by the Parties (the “Company”), (ii) combine certain Iveco Operations (as defined below) and the Nikola License (as defined below) in the Company by way of contribution of such Iveco Operations and Nikola License in the Company, (iii) establish their reciprocal rights and obligations with respect to the Company, and (iv) establish the governance of the Company; and

WHEREAS, the parties wish to amend and restate the Original Agreement in its entirety to, among other things, change the definitions of Target Date and Europe and clarify that the Merger (as defined below) shall have no effect on the validity of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby amend and restate the Original Agreement in its entirety as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

Defined terms in this Agreement shall have the meaning given to them in the Master Agreement, unless otherwise defined herein.  The words in this Agreement have the meanings usually and customarily ascribed to them in commercial contracts, except that words that are defined below or in the Master Agreement have the respective meaning given to them below or in the Master Agreement, as applicable:

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties, provided that for the purposes of this Agreement EXOR N.V., Fiat Chrysler Automobiles N.V. and Ferrari N.V. and their subsidiaries will not be considered to be Affiliates of Iveco;

“Appropriate Value” means the value of all of the outstanding Shares as determined in accordance with the provisions of Section 14.3(b);

“Appropriate Value Purchase Price” means, with respect to any Shares subject to any Bankruptcy Call Option, an amount equal to the product of (i) the Appropriate Value determined in connection with such Option divided by the number of outstanding Shares, multiplied by (ii) the number of Shares subject to such Bankruptcy Call Option.

“Articles of Association” has the meaning given to it at Section 2.1;

“BEVs” has the meaning given to it in the Recitals;

“Budget” means the budget of the Company for the years 2020—2021 containing a detailed estimate of all revenues, operating expenses, operating cash flows, capital expenditures and financing and funding expenditures to be received or to be incurred by the Company, which the parties will complete on or before the Target Date, and a sample of which, for illustrative purposes only, is attached to this Agreement as Exhibit 1.1A;

“Business” means the design, development, manufacturing and sale to Iveco for distribution to customers of BEVs and FCEVs in the Territory;

“Business Day” means any day other than a Saturday, Sunday or other day that is a partial or full bank holiday in Italy and the U.S.;

“Business Plan” has the meaning given to it in Section 2.4(b);

“Change of Control” means, with respect to any Person, any of the following, occurring in a single transaction or in a series of related transactions: (a) the acquisition by another Person of all or substantially all of the assets of the first Person and its subsidiaries, taken as a whole, (b) the acquisition by another Person of more than fifty percent (50%) of the voting power of the first Person then outstanding, (c) the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the first Person whereby more than fifty percent (50%) of the voting power of the surviving entity is owned or Controlled by another Person, and (d) the occurrence of the events under section 9.6 of the Fourth Amended and Restated Stockholder Agreement attached to the Master Agreement;

“Class 6-8 Trucks” means vehicles classified in U.S. Federal Highway Administration Classes 6, 7 and 8 based on the vehicles’ gross vehicle weight rating;

“Closing” means the consummation of the transactions and the satisfaction or waiver, as the case may be, of the conditions set forth in Section 3;

“CNH Industrial” has the meaning given to it in the first paragraph of this Agreement;

“CNHI Competitor” means any Person engaged directly in, together with any ultimate parent company of such Person and any other subsidiaries of such parent company or such Person, [*];

“Contributions” means collectively the Iveco and Nikola Contributions;

“Control” (including the terms “Controlled by” and “under Common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Deploy” means to use design, develop, engineer, manufacture, have manufactured, assemble, service, sell, offer for sale, import and distribute, including with respect to spare parts and components;

“Europe” means the following countries: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faroe Islands, Finland, France, Gibraltar (UK), Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican City State;

“European Supply Agreement” means the supply agreement to be entered into between Iveco and the Company for the sale and purchases of BEVs and FCEVs;

“FCEVs” has the meaning given to it in the Recitals;

“Fiscal Year” means the 12-month period starting on January 1 and ending on December 31 of a given calendar year;

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality, or any court, arbitrator, tribunal or judicial body, whether supranational, regional, national, state or local;

“Intellectual Property” means any and all intellectual property or proprietary rights in or with respect to (i) inventions, discoveries and ideas, and all patents, registrations and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and applications claiming priority thereto, and including renewals, extensions, re-examinations and reissues; (ii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models and designs; and (iii) published and unpublished works of authorship (including with respect to computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof);

“Iveco Contribution” means the contribution in cash and/or in kind, as the case may be, to be made by Iveco at Closing;

“Iveco Group” means Iveco and its Affiliates;

“Iveco IP” means the Intellectual Property relating to the S-Way Platform (as described in Exhibit 2.3(b) under the heading “S-Way Platform”) that Iveco or any of its current Affiliates owns or has the right to license or sublicense during a then-applicable Term that are necessary or useful in connection with the Deployment of BEVs or FCEVs, including, for the avoidance of doubt, any S-Way Platform Intellectual Property in or to the Iveco Technical Information, and any Improvements to any of the foregoing;

“Iveco IP License” has the meaning given to it in Section 2.3(c);

“Iveco Plant” has the meaning given to it in Section 2.3(a);

“Iveco Shares” means the shares of the Company to be issued on or before the Closing and to be delivered to Iveco in exchange for its contribution;

“Iveco Technical Information” means information and materials described on Exhibit 2.3(b) under the heading “S-Way Platform”;

“Law” means any domestic or foreign or supranational government, or governmental, regulatory or administrative law, rule, regulation, order, judgment or decree;

“Jurisdiction” has the meaning given to it in the Recitals;

“LCIA” means the London Court of International Arbitration;

“Licenses” means, collectively, the Nikola License, the S-Way BEV License and the Iveco IP License;

“Managerial Report” means reports prepared by the Company which are progress reports setting out the status of the Business as compared to the Business Plan, the Yearly Business Plan, the Budget or the Yearly Budget;

“Material Adverse Effect” means, with respect to a Person, any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) general changes in the heavy trucks industry, (ii) changes in general economic conditions or securities markets in general or (iii) this Agreement;

“Merger” means the proposed business combination transaction contemplated by the Business Combination Agreement, dated as of March        , 2020, by and among VectoIQ Acquisition Corp., VCTIQ Merger Sub Corp. and Nikola.

“Nikola Contribution” means the contribution in cash and/or in kind, as the case may be, to be made by Nikola at Closing;

“Nikola Group” means Nikola and its Affiliates;

“Nikola IP” means all Intellectual Property that Nikola or any of its Affiliates owns or has the right to license or sublicense during a then-applicable Term that are necessary or useful in connection with the Deployment of BEVs or FCEVs, including, for the avoidance of doubt, any Intellectual Property in or to the Nikola Technical Information, and any Improvements to any of the foregoing;

“Nikola License” has the meaning given to it in Section 2.3(c)(i);

“Nikola Shares” means the shares of the Company that on or before Closing will be issued and are to be delivered to Nikola in exchange for its contribution;

“Nikola Technical Information” means the information and materials described on Exhibit 2.3(b) under the heading “Nikola Technology,” and any other information or materials that Nikola or any of its Affiliates owns or otherwise has the right to provide during a then-applicable Term that are necessary or useful in connection with the Deployment of BEVs or FCEVs;

“North America” means the United States of America, Canada and Mexico;

“North American Supply Agreement” means the supply agreement to be entered into between Nikola and the Company for the sale and purchases of BEVs and FCEVs in North America;

“Party” means, either, Iveco or Nikola;

“Parties” means collectively Iveco and Nikola;

“Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government;

“Preliminary Business Plan” means the preliminary business plan for Fiscal Years 2020—2025 of the Company prepared attached to this Agreement as Exhibit 1.1B;

“Senior Managers” means any of the officers of the Company directly reporting to the Chief Executive Officer of the Company;

“Shares” means collectively the Iveco Shares and the Nikola Shares;

“Statement of No-Confidence” means a written statement addressed by one Party to the other Party, stating the reasons for which the Party making such statement has lost its confidence in the capacity of the Chairman or the Chief Executive Officer to properly fulfill his or her duties and responsibilities in accordance with the scope, targets and criteria set forth in this Agreement;

“Steering Committee” means the Steering Committee, the establishment of which is provided for in Section 3 of the Master Agreement;

“S-Way BEV” means the BEV developed by Nikola on the basis of Nikola IP and the S-Way License granted to Nikola under the Master Agreement;

“Sub-suppliers” has the meaning given to it in the Master Agreement;

“Target Date” means [*];

“Territory” means Europe;

“Valuation Notice” has the meaning given to it in Section 13.5;

“Yearly Budget” means the annual update of the Budget; and

“Yearly Business Plan” means the annual update of the Business Plan, prepared on a rolling five (5)-year basis.

1.2                               Additional Definitions

Each of the following terms is defined in the Section mentioned opposite the term:

Term	Section

“Acquiring Party”	9.4

“Acquiror Resolution”	13.5

“Agreement”	Preamble

“Applications”	9.5

“Appraiser”	14.1

“Auditor”	6.5

“Bankrupt Party”	13.3(a)

“Bankruptcy Call Notice”	13.3(c)

“Bankruptcy Call Option”	13.3(c)

“Bankruptcy Event”	13.3(a)

“BEVs/FCEVs Spare Parts”	2.5(f)

“Board”	4.2(a)

“Breach”	13.2(a)

“Breaching Party”	13.2(a)

Term	Section

“Chairman”	4.2(c)

“Change of Control Call Option”	13.5(e)

“Change of Control Notice”	13.5

“Chief Executive Officer”	4.2(d)

“CNHI Offer”	9.5

“Company”	Recitals

“Competing Business”	9.4

“Deadlock”	12.1

“Deadlock Notice”	12.1

“Directors”	4.2(a)

“Dispute”	16.15

“Distributor”	2.5(b)

“Equivalent Price”	9.4

“European Supply Spare Parts Agreement”	2.5(f)

“Exit Notice”	13.1(f)

“Exit Notifying Party”	13.1(f)

“Exit Receiving Party”	13.1(f)

“Involved Company”	9.4

“Iveco Directors”	4.2(a)

“Iveco Operations”	2.3(a)(i)

“Last Call Notice”	13.5(e)

“Liquidation Committee”	15.1

“Liquidation Expert”	15.2

“Liquidation Principles”	15.1

“Master Agreement”	Recitals

“New Technology”	2.5(h)(ii)

“Nikola Directors”	4.2(a)

“Nikola License Fees”	2.3(a)(i)

“Non-Bankrupt Party”	13.3(a)

“Non-Breaching Party”	13.2(a)(c)

“Non-Valuation Notice”	13.5(c)

Term	Section

“Notifying Party”	13.5(c)

“OEMs”	9.5

“Request for Arbitration”	12.1(d)

“Request for Informal Dispute Resolution”	16.15

“ROFO Notice”	9.5

“Rules”	16.16

“Solicitation”	9.5

“Term”	13.1(b)

“Third Party Offer”	9.5

“Transfer”	7.1(a)

“Unresolved Deadlock”	12.2(d)

“Valuation Methodologies”	14.2

“Vice Chairman”	4.2(c)

1.3                               Interpretation and Rules of Construction

In this Agreement, including its Exhibits and Annexes, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to a Section, Exhibit or Annex, such reference is to a Section of, or an Exhibit or Annex to this Agreement unless otherwise indicated; (b) the headings for this Agreement or an Exhibit or Annex to this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, its Exhibits and Annexes; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, its Exhibits and Annexes, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, its Exhibits and Annexes refer to this Agreement as a whole and not to any particular provision of this Agreement, its Exhibits and Annexes; (e) the definitions contained in this Agreement, its Exhibits and Annexes are applicable to the singular as well as the plural forms of such terms; (f) references to a Person are also to the Person’s successors and permitted assignees; and (g) reference to agreements and Laws are also the same as amended, restated or otherwise modified from time to time.

2.                                      FORMATION, CONTRIBUTION AND PURPOSE OF THE COMPANY

2.1                               Formation

On or before Closing, under the supervision of the Steering Committee, the Parties will take appropriate corporate resolutions and actions so as to incorporate the Company under the laws of the Jurisdiction.  The articles of association or comparable organizational documents of the Company based on the Jurisdiction will be mutually agreed upon by the Parties (the “Articles of Association”).  The name of the Company will include the corporate names of Iveco and Nikola.

2.2                               Capitalization

On or before Closing, the Parties will take appropriate corporate resolutions and actions to ensure that the Company will issue and deliver to each of Iveco and Nikola exactly 50% of the share capital of the Company in exchange for the Iveco Contribution and the Nikola Contribution, respectively.  It is the intention of the Parties that, except as otherwise provided for in this Agreement or as subsequently agreed to by the parties in writing, the ratio of shareholding between Iveco Group and Nikola Group shall, at all times, be equal.

2.3                               Contribution

(a)                                 Contribution Principles — IP Licenses

(i)                                     Contribution

Each party shall contribute, and shall procure as necessary, on or before Closing equal amounts of cash and equal amounts of in kind contribution necessary to subscribe for 50% of the capital stock of the Company in accordance with this Agreement and the Business Plan.

Should the Steering Committee determine that the Company will utilize one of the current Iveco (or of any of its Affiliates) plants or a portion of it (the “Iveco Plant”), Iveco (or any of its Affiliates) will provide, as part of the Iveco Contribution, a long-term lease of such Iveco Plant, together with all the relevant assets, liabilities and personnel (the “Iveco Operations”) for a term that shall be equal to the terms of this Agreement.

Should the Parties agree that the long-term lease of the Iveco Plant will constitute part of the Iveco Contribution, the Company and Iveco will enter into a long-term lease agreement and such long-term lease shall be charged to the Company at its fair market value, to be determined by the Parties.  In such event, the Company shall also enter into a line of business sale and purchase agreement with the appropriate Iveco Affiliate to ensure that at Closing the relevant assets, liabilities and personnel will be transferred to the Company.  For clarity, if the long-term lease is not contributed as part of the Iveco Contribution, the Company shall pay rental fees to Iveco; provided, however, that the Company shall not pay any long-term rental fee to Iveco until such time that the Company has reported net profits for a given Fiscal Year and achieved a solid and stable cash position to allow the payment of the rental fees without generating a negative cash-flow to the Company for a given fiscal year.  The commencement of rental payments to Iveco will be approved by the Company’s Board.

Iveco shall undertake any action necessary to ensure that in the framework of the contribution of the Iveco Operations no assets, business, or interests other than those related to and necessary to the Company, nor any liability unrelated to the Business that will be pursued by the Company, are attributed to the Company at Closing.  The Iveco Operations shall be contributed free of any liens, charges or other third-party rights.  The Iveco Operations will be contributed by way of deed or equivalent instrument under the applicable Law substantially in accordance with the term sheet set forth in Exhibit 2.3(a)(i).

(b)                                 Technology Documentation

(i)                                     On the timelines set forth in Exhibit 2.3(b), and otherwise upon the Company’s reasonable written request, (A) Nikola shall deliver to the Company copies of all Nikola Technical Information, and (B) Iveco shall deliver to the Company copies of all Iveco Technical Information, in each case, in a reasonable form and format and in a manner consistent with industry practices.

(ii)                                  As reasonably requested by the Company from time to time, Nikola and Iveco and each of their respective Affiliates shall, in the manner described under Exhibit 2.3(b), provide the Company with reasonable access to their respective employees (or employees of their respective Affiliates) as reasonably necessary for the Company to incorporate and implement the Nikola Technical Information and Iveco Technical Information, as applicable, in connection with the Deployment of BEVs and FCEVs.

(c)                                  IP Licenses

On or before Closing:

(i)                                     Nikola hereby grants and shall grant, and shall cause its Affiliates to grant to the Company, an exclusive, royalty-free (except as set forth on Exhibit 2.3(c)), non-sublicensable (except as set forth in this Section 2.3(c)), non-assignable, irrevocable (solely until the termination or expiration of the final Term) license under the Nikola IP to Deploy BEVs and FCEVs in the Territory in accordance with the terms of this Agreement (the “Nikola License”).  The Company shall pay to Nikola certain licensing fees in exchange for the Nikola License in accordance with Exhibit 2.3(c) (the (“Nikola License Fees”).  The Nikola License is exclusive, even as to Nikola and its Affiliates, with respect to any Deployment of electric and hydrogen trucks (including BEVs and FCEVs) in the Territory.  The Company shall not be required to pay any Nikola License Fees until such time that the Company has reported net profits for a given Fiscal Year and achieved a solid and stable cash position to allow the payment of the Nikola License Fees without generating a negative cash-flow to the Company for a given Fiscal Year.

(ii)                                  In case Nikola elects to charge Nikola’s License Fee with an initial lump sum, in no event shall such lump sum exceed the total value of the long-term lease of the Iveco Plant.

(iii)                               The Company shall have the right to freely access Nikola suppliers, and Nikola shall use its commercially reasonable efforts to facilitate the Company’s access to know-how and technical information controlled by such suppliers with respect to certain key components (as further described in Exhibit 2.3(c)) developed by such suppliers to meet the technical requirements of Nikola.

(iv)                              Effective as of the Closing, Nikola hereby grants and shall grant, and shall cause its Affiliates to grant, to the Company, an exclusive, royalty-free (except as set forth on Exhibit 2.3(c)), non-sublicensable (except as set forth in this Section 2.3(c)), non-assignable, irrevocable (solely until the termination or expiration of the final Term) license under any Nikola IP for the Company to Deploy the S-Way BEV in the Territory (the “S-Way BEV License”).  The S-Way BEV License is exclusive, even as to Nikola and its Affiliates, with respect to any Deployment of electric and hydrogen trucks (including BEVs and FCEVs) in the Territory.  Solely to the extent necessary to permit Nikola to grant the S-Way BEV License to the Company on the terms set forth under this Agreement, Iveco hereby waives any territorial restrictions set forth under the S-Way Platform and Product Sharing Term Sheet that would prohibit such grant.

(v)                                 Effective as of the Closing, Iveco hereby grants and shall grant, and shall cause its Affiliates to grant, to the Company, a non-exclusive, royalty-free, non-sublicensable (except as set forth in this Section 2.3(c)), non- assignable, irrevocable (solely until the termination or expiration of the final Term) license under the Iveco IP to Deploy BEVs and FCEVs in the Territory in accordance with the terms of this Agreement (the “Iveco IP License”).

(vi)                              Subject to appropriate confidentiality obligations, the Company shall have the right to grant non-exclusive sublicenses to any of its Sub-suppliers with or without consent, for the design, manufacture and supply of localized components and spare parts in connection with the Company’s Deployment of BEVs and FCEVs in the Territory, without violating any third-party right.  Any other sublicensing of the licenses granted under this Section 2.3 shall be subject to the applicable licensing Party’s prior written consent, which shall not be unreasonably withheld.

(d)                                 Costs and Expenses

(i)                                     Between the date hereof and Closing, the Parties shall consult one another in relation to their respective Contributions and provide one another with any relevant information in this respect, including any information about the anticipated time necessary to complete the Contributions.

(ii)                                  Each Party shall bear its costs (including taxes) related to its Contributions (including but not limited to advisory fees and the like).

2.4                               Purpose of the Company — Business Plan

(a)                                 Purpose of the Company

The purpose of the Company will be to develop and manufacture competitive BEVs and FCEVs within the Territory exclusively for the benefit of Iveco and Nikola, by adopting any appropriate quality improvement, plant optimization, cost reduction, common components development and manufacturing, and any other technical optimization.

The first operational target of the Company will be to leverage the Iveco and Nikola Contribution and Licenses with the aim of starting manufacturing in the Territory of BEVs in Fiscal Year [*] and of FCEVs in Fiscal Year [*].

(b)                                 The Business Plan

Between the date hereof and Closing, the Parties, under supervision of the Steering Committee, will revise and update the Preliminary Business Plan.  On or before the Closing, such revision of the Preliminary Business Plan shall be presented for approval by the Board (following Board approval, the “Business Plan”).

2.5                               Operations of the Company

The Company will use commercially reasonable efforts to minimize costs and maximize synergies.  All synergies will be passed back to the Parties and/or their respective Affiliates in accordance with the European Supply Agreement and applicable future arrangements among each of the Parties and the Company.  In addition, the Company will conduct its operations in accordance with the operating principles set forth below.

(a)                                 Leveraging

The Company shall endeavor to utilize and leverage upon the Contributions of the Parties and to the extent commercially reasonable by utilising any other existing capabilities of the Iveco and Nikola Groups, respectively.

(b)                                 Brands, homologation, distribution and service

The Company shall manufacture products under the unique brand, for example “Nikola made by Iveco,” subject to Iveco’s and Nikola’s prior written consent and license for any use or display of their respective trademarks and service marks.

The Company shall sell its products exclusively to the Iveco Group (the “Distributor”) in accordance with the terms and conditions of the European Supply Agreement.  Homologation of Company products shall be completed under Iveco’s name to ensure that Iveco will be treated as the registered manufacturer and sole distributor of all Company products in the Territory.  Iveco shall receive all carbon dioxide (“CO2”) credits provided by the European Union for all Company products [*].  To the extent there is a subsidy or other benefit that can be monetized, including a carbon tax credit, Iveco and Nikola agree to share equally in those benefits.

Iveco shall have the sole responsibility to distribute any such products sold by the Company and provide assistance through Iveco’s own distribution channels selected and appointed in accordance with any applicable Law.

Nikola and Iveco will use commercially reasonable efforts to ensure that the BEVs and FCEVs produced by the Company will utilize/fill at Nikola’s hydrogen stations in the Territory on a non-exclusive basis when these become available.  Moreover, Nikola shall provide access to its hydrogen stations for other CNH Industrial products at conditions to be defined.

Homologation, production and distribution flows will be set up and, if needed, adjusted to allow both Nikola and Iveco to comply with European emission policies in force in 2025 and beyond.

(c)                                  Production

If the Company does not enter into a long-term lease agreement with Iveco for the Iveco pursuant to Section 2.3(a) on or before the Closing, the Parties shall identify the Company’s manufacturing site in accordance with the Business Plan as revised on or before Closing.  The initial installed capacity of this manufacturing site shall be of [*] trucks per year in [*] shifts.

(d)                                 Service Agreements

As part of the Parties’ overall relationship in the context of the Master Agreement and this Agreement, Iveco and Nikola, if required by the Company, shall enter into, or cause their Affiliates to enter into, any service agreement to allow the Company the benefit of such services provided by either Party (e.g., technical assistance).  The pricing policies for the supply of such services will be, unless otherwise agreed in writing, based on a cost plus fee mechanism.

(e)                                  Production Forecasting and Allocation of Manufacturing Capacity

The Parties will agree in writing no later than December 31, 2020, on the forecast and ordering procedure, scheduling and capacity planning process and allocation of manufacturing capacity of the Company.  Iveco, Nikola and the Company shall consult with one another regarding this forecast activity and the product planning.  The Company will propose product alternatives and product portfolio reconciliation to optimize cost savings, quality, technology and delivery.

The implementation of any material change that either Party intends to propose with respect to the product program or capacity requires prior approval of the Board, which shall consult in advance with the Steering Committee on such proposed change.

Following the Closing and subject to the above provisions, the Board of Directors of the Company will revise on a quarterly basis the forecast and ordering in consultation with each Party and will make the necessary amendments to satisfy the requirements of each Party.

(f)                                   Spare Parts

The Company shall supply BEVs and FCEVs spare parts (“BEVs/FCEVs Spare Parts”) manufactured by the Company for the benefit of the Iveco Group in the Territory in accordance with the terms and conditions of the European Spare Parts Supply Agreement to be agreed upon no later than December 31, 2020 (the “European Spare Parts Supply Agreement”).  The supply of BEVs/FCEVs Spare Parts will be based on [*].  The Company shall continue to supply spare parts in order to meet each of the Iveco requirements for spare parts for 10 years after Iveco Group ceases to purchase either BEVs or FCEVs.  Except as otherwise provided in the European Supply Agreements, the Iveco Group may purchase BEVs/FCEVs Spare Parts from third parties, [*].  Iveco may sell BEV/FCEV spare parts directly to their dealers and final customers only, provided that in no event the Company may sell or otherwise transfer BEV/FCEV Spare Parts to third parties other than members of the Iveco Group.

(g)                                  Purchasing

The Company may enter into purchasing arrangements at arm’s-length terms and conditions with either Iveco or Nikola or both to leverage upon the existing purchasing operations of either Nikola or Iveco or both in respect of sourcing of components, spare parts and raw materials.  The Company will consult with the Steering Committee before entering into such arrangements.

(h)                                 Intellectual Property

(i)                                     Improvements:

The Company’s licenses granted under Section 2.3(c) automatically extend (at no cost) to any Improvements to the Iveco IP and the Nikola IP developed during any Term of this Agreement.

The Company will own all Intellectual Property in or to any Improvement directly developed by or on behalf of the Company in respect of the Iveco IP and the Nikola IP.

In respect of such Improvements, the Company hereby grants, (A) to Iveco and its Affiliates, and, (B) to Nikola and its Affiliates, a fully assignable, fully sublicensable, worldwide, fully paid-up, royalty-free perpetual and irrevocable right and license under any and all Improvements made with respect to Iveco IP and Nikola IP to Deploy any products or services of Iveco or any of its current affiliates and Nikola or any of its current Affiliates.

Unless otherwise agreed in writing, the Company, Iveco and Nikola will own an undivided joint ownership interest, with no duty of accounting to each other, any Improvement for which the Company, Iveco and Nikola jointly share development costs.  The Parties shall further agree to reasonable conditions and procedures with respect to the registration, maintenance, enforcement and licensing of any material Improvements that are jointly owned between the Parties.  The Company, Iveco and Nikola each hereby assigns to each other an undivided joint ownership interest in and to such jointly owned Improvements described in this paragraph.

The Company shall use commercially reasonable efforts to require that any Sub-supplier that is sublicensed to use any Iveco IP or Nikola IP to expressly assign to the Company any Intellectual Property that would constitute an Improvement.  If and to the extent any such Intellectual Property in or to any Improvements in not assigned from Sub-suppliers to Company, the Company shall use its commercially reasonable efforts to cause the applicable Sub-suppliers to grant to Iveco and Nikola a worldwide, royalty-free, sublicensable, assignable, perpetual and irrevocable license for use of such Improvements for any purpose.  The Company and the Parties shall use commercially reasonably efforts to, as soon as reasonably practicable, jointly define the terms and conditions by which Iveco and Nikola will be permitted to exploit and use the Improvements before engaging Sub-suppliers that will, or are reasonably expected to, develop any Improvements.

For the purposes of this agreement the term “Improvement” means collectively any upgrades, modifications and enhancements to the Iveco IP or the Nikola IP made by or on behalf of the Company during any Term of the Agreement (which typically involve: (1) product cost reduction initiatives, (2) improvements designed to optimize product performance, or (3) non-material adaptation work for new supplier items). “Improvement” specifically excludes Intellectual Property developed pursuant to significant investments such as new platforms or platform versions.

Except as otherwise expressly set forth in this agreement, investments or expenditures that are necessary or advisable in order for the Company to exploit the Iveco IP and Nikola IP shall be borne by the Company.

(ii)                                  New Technology:

With respect to any technology developed for or by the Company that does not qualify as an Improvement in accordance with the section above (hereinafter referred to as a “New Technology”), unless otherwise agreed in writing, the Company, Iveco and Nikola will own an undivided joint ownership interest, with no duty of accounting to each other, in the New Technology for which the Company, Iveco and Nikola jointly share development costs.

The Parties shall further agree on reasonable procedures to facilitate each Party’s ability to exercise its rights to any Improvements and New Technology created during the term of the Agreement.

(iii)                               Code of Conduct

The Parties shall cause the Company to establish as soon as possible after Closing a code of conduct, setting out the basic rules concerning, inter alia, compliance with applicable Laws, anti-bribery policies, treatment of confidential or proprietary information, relations with suppliers, human resources and other matters.

3.                                      CLOSING

Closing of this Agreement is conditional upon the following conditions having been fulfilled or (if capable of waiver) waived:

(a)                                 Conditions in favor of Iveco:

(i)                                     The Nikola contribution having been completed in accordance with this Agreement and its Exhibits;

(ii)                                  No Governmental Authority having taken, or threatened to take, any action that would have the effect of making any of the transactions contemplated by this Agreement prohibited or illegal or otherwise having, or reasonably likely to have, a Material Adverse Effect on Iveco.

(b)                                 Conditions in favor of Nikola:

(i)                                     The Iveco Contribution having been completed in accordance with this Agreement and its Exhibits;

(ii)                                  Iveco and the Company having entered into the Iveco IP License;

(iii)                               No Governmental Authority having taken, or threatened to take, any action that would have the effect of making any of the transactions contemplated by this Agreement prohibited or illegal or otherwise having, or reasonably likely to have, a Material Adverse Effect on Nikola.

(c)                                  Conditions Precedent in favor of each Party:

(i)                                     The Company having been established and incorporated under the laws of the Jurisdiction in accordance with the provisions of this Agreement;

(ii)                                  The Parties, by virtue of a resolution of the Steering Committee or otherwise, having agreed (i) whether or not the Company shall enter into a long-term lease for the Iveco Plant and/or whether Iveco shall make available any other Iveco Operations, and (ii) the values of the Iveco and Nikola Contributions in accordance with this Agreement;

(iii)                               The Iveco Contributions and the Nikola Contribution having been contributed (including any necessary adjustment in kind or in cash, as the case may be, to reflect any difference in value between the date hereof and Closing) in accordance with the provisions of this Agreement and the determinations of the Steering Committee and shares of the Company having been issued and delivered to each of the Parties pursuant to Section 2.2 hereof such that upon the Closing Iveco and Nikola will hold all of the stock of the Company in equal amounts;

(iv)                              The Company will have taken all the required and appropriate corporate resolutions (including the appointment of the Board of Directors and the Auditor) in accordance with this Agreement so that the Closing be consummated in a timely and orderly fashion;

(v)                                 The Company will have entered into with Iveco the European Supply Agreement;

(vi)                              The Company will have entered into with Nikola the North American Supply Agreement;

(vii)                           In the event the Iveco Contribution includes the Iveco Plant, any appropriate trade unions notification or consultation process necessary or appropriate for the transfer of the Iveco personnel included in the Iveco Operations from the relevant Iveco Affiliate will have been duly completed;

(viii)                        In the event the Iveco Contribution includes the Iveco Plant, the Company will have entered into a lease agreement, sale and purchase line of business agreement with the appropriate Iveco Affiliate to ensure that the Iveco Operations are transferred to the Company;

(ix)                              Iveco and Nikola, each for their respective part, will have entered into the license agreements and instruments described in Section 2.3(a)(ii);

(x)                                 The Parties shall have agreed on the Business Plan and such Business Plan shall have been adopted by the Board of the Company; and

(xi)                              The approval of the transactions contemplated by this Agreement by the competition authorities in the jurisdictions set forth in Exhibit 3(c)(xi) (as may be updated by the Parties prior to Closing) having been obtained or the applicable waiting periods having expired.

4.                                      CORPORATE GOVERNANCE OF THE COMPANY

4.1                               General Meetings

(a)                                 Annual General Meeting

The Company shall hold its annual general Parties meeting in accordance with the provisions set forth in the Articles of Association.

(b)                                 Extraordinary General Meetings

The Company shall hold its extraordinary general Parties meetings in accordance with the provisions set forth in the Articles of Association.

(c)                                  Quorum; Valid Action

Except as specified in the Articles of Association, a quorum at any Parties meeting shall be constituted by the presence, in person, of at least one person validly representing a majority of the Shares held by Iveco (or any of its Affiliates) and at least one person validly representing a majority of the Shares held by Nikola (or any of its Affiliates), failing which there shall be no quorum.  No action or vote of Parties is valid or effective unless such action or vote is approved by the vote of a majority of the outstanding Shares held by Iveco (or any of its Affiliates) and a majority of the outstanding Shares held by Nikola (or any of its Affiliates).

(d)                                 Voting

The following actions with respect to the Company must be approved in advance by the Parties in accordance with the provisions set forth above and in the Articles of Association:

(i)                                     an amendment to the Articles of Association of the Company;

(ii)                                  any proposal to change the name of the Company;

(iii)                               any increase or decrease in the share capital of the Company, provided that this action is not explicitly accounted for in the Yearly Budget;

(iv)                              approval of additional capital contributions by the Parties;

(v)                                 any issuance of any equity interest in, or right to acquire any equity interest in, the Company;

(vi)                              appointing or removing the Auditors;

(vii)                           approval of the payment of dividends by the Company;

(viii)                        approval of any proposal to liquidate the Company;

(ix)                              establishment of any company directly or indirectly controlled by the Company;

(x)                                 any material change in the nature or scope of the business purpose of the Company;

(xi)                              approval of any public offering of the Shares;

(xii)                           provided that any such action is not explicitly accounted for in the Yearly Budget, approval of any material transaction, inclusive of joint ventures or mergers or any other type of business combinations;

(xiii)                        approval of the yearly annual accounts, balance sheets, profit and loss accounts and other financial statements of the Company;

(xiv)                       increasing or decreasing the size of the Board; and

(xv)                          any other action by the Company requiring Parties approval under applicable Laws.

(e)                                  Exercise of Control

Each of the Parties undertakes that it shall exercise its powers in such a manner that the Company will operate in accordance with this Agreement and its Exhibits and that the Company will implement, to the extent reasonably possible, the Business Plan.

4.2                               Board of Directors

(a)                                 Initial Board

The initial Board of Directors of the Company (the “Board”) consists of six directors of the Company (“Directors”), three of whom will be selected by Iveco and three will be selected by Nikola, each to serve in such capacity until his or her successor is duly elected and qualified.  Directors will be elected for an initial term 3 years and for subsequent terms of three 3 years.

Also with respect to such subsequent terms, for so long as each Party continues to hold 50% of the capital stock of the Company, Iveco shall be entitled to designate one-half of the total number of Directors and Nikola shall be entitled to designate one-half of the total number of Directors, whatever such number of Directors shall be.  For purposes of this Agreement, “Iveco Directors” shall mean those Directors designated by Iveco (or any of its Affiliates) and “Nikola Directors” shall mean those Directors designated by Nikola (or any of its Affiliates).

(b)                                 Election to Board

Each of Iveco and Nikola shall vote at the appropriate general meeting of the Company in favor of the resolutions appointing the other Party’s nominees to the Board.

(c)                                  Chairman and Vice-Chairman

For the first term, the Nikola Directors shall designate the Chairman of the Board (the “Chairman”) to serve in such capacity until his successor is duly elected and qualified.  The Chairman shall, in such capacity, call and chair the meetings of the Board in accordance with the provisions set forth herein and in the Articles of Association.

For the first term, the Iveco Directors shall designate the Vice-Chairman of the Board (the “Vice-Chairman”) to serve in such capacity until his successor is duly elected and qualified.

(d)                                 Meetings of the Board

The Board shall have regular meetings at least on a quarterly basis.  Special meetings of the Board may be called upon the written request of at least one (1) Iveco Director and one (1) Nikola Director, which request shall be provided to the Chairman.  Promptly upon the receipt of such request, the Chairman shall call a special meeting of the Board.  The Senior Officers may attend the meetings of the Board if invited by the Chairman or the Chief Executive Officer of the Company (the “Chief Executive Officer”), but shall have no voting rights unless such Senior Officers are also Directors.

(e)                                  Location of Meetings

Unless otherwise agreed to by the Board, meetings of the Board shall take place at the corporate seat of the Company.  Board meetings may be validly held by means of conference telephone, video conference or similar communications equipment if all persons participating in the meeting can hear each other.

(f)                                   Notice of Meetings; Waiver of Notice

At least fourteen (14) calendar days prior to the date of each meeting of the Board, the Chairman shall send each Director notice of such meeting and, within a reasonable period of time before such meeting, provide each Director with an agenda of the meeting, including any proposed resolutions and all necessary documentation related thereto.  Attendance by a Director at a meeting of the Board constitutes a waiver of notice of such meeting.

(g)                                  Board Quorum

The presence of at least four (4) Directors, including at least two (2) Iveco Directors and two (2) Nikola Directors, constitutes a quorum for the transaction of business by the Board.  If a quorum is not present within 60 minutes from the time a Board meeting is scheduled to begin or if during a Board meeting there shall no longer be a quorum, such Board meeting must be adjourned for a period of not less than three (3) calendar days and not more than seven (7) calendar days, the actual time and date to be determined by the Chairman.

(h)                                 Voting Rules

Each Director has one (1) vote.  Unless otherwise provided herein, any action taken by the Board requires (i) a majority vote of all of the Directors attending, or being duly represented at, any meeting of the Board and (ii) the approval of at least two Iveco Directors and two Nikola Directors.

(i)                                     Removal

Any Iveco Director may be removed from office with or without cause only on the initiative of Iveco.  Any Nikola Director may be removed from office with or without cause only on the initiative of Nikola.  Each of the holders of the Shares agrees to vote for the removal of any Director designated for removal pursuant to the provisions of this subsection (i).

(j)                                    Vacancies

In the event a designee of either Iveco or Nikola, as the case may be, vacates a position on the Board, irrespective of the cause of such vacation (and therefore including death, disability, removal, resignation or otherwise), the Party who designated such Director is entitled to designate a new director and the Parties agree to elect such new director as soon as practicable.

4.3                               Steering Committee

In addition to the relevant provisions of the Master Agreement and this Agreement, the Board shall consult with the Steering Committee and give due regard to its views before making decisions with respect to the following matters:

(a)                                 any new project with a capital expenditure of over $5 million unless specifically approved as a separate project in the Yearly Budget;

(b)                                 the approval of the Yearly Business Plan and Yearly Budget; and

(c)                                  any new financing or funding or refinancing or refunding of the Company not expressly included in the Yearly Budget.

If a deadlock arises because the Board fails to agree on any matter requiring its decision, the Directors shall consult the Steering Committee in accordance with the procedure set forth in Section 11.

5.                                      MANAGEMENT OF THE COMPANY

5.1                               The Chief Executive Officer and the Chief Financial Officer

The Board shall delegate to the Chief Executive Officer such powers and responsibilities as set forth in Exhibit 5.1.  The Chief Executive Officer shall be appointed by the Iveco Directors.  Nikola shall cause the Nikola Directors to vote for the Chief Executive Officer so designated to serve in such capacity until his successor is duly elected and qualified.

The Chief Financial Officer of the Company shall be appointed by the Nikola Directors.  Iveco shall cause the Iveco Directors to vote for the Chief Financial Officer so designated to serve in such capacity until his successor is duly elected and qualified.

The powers and responsibilities of the Chief Executive Officer and Chief Financial Officer will be set forth on or before Closing by the Board (in consultation with the Steering Committee).  Such powers and responsibilities may be supplemented by the Board from time to time in accordance with this Agreement.

Notwithstanding the foregoing, the following actions relating to the Company or any of its Subsidiaries must be approved by the Board:

(a)                                 approval of the Yearly Business Plan, the Yearly Budget for submission to the Parties and any relevant update thereto;

(b)                                 provided this action is not explicitly accounted for in the Yearly Budget, approval of the creation of any mortgage, charge, encumbrance or other security interest over any part of any property or asset of the Company where such property or asset has a value exceeding $1,000,000;

(c)                                  provided that any such action is not explicitly accounted for in the Yearly Budget and the total value of such transaction amounts to at least $1,000,000, such threshold being subject to modification by all the Parties in writing, approval of: (i) a sale of any business in which the Company is engaged or (ii) the acquisition of a tangible or intangible asset;

(d)                                 except as expressly already provided in this Agreement and its Exhibits, the approval of any transaction by the Company with any member of either the Iveco Group or the Nikola Group that (i) is outside the ordinary course of business, or (ii)involves a value of $1,000,000 or more;

(e)                                  appointment of the Chief Executive Officer and the Chief Financial Officer and the appointment of the Chairman and the Vice-Chairman;

(f)                                   entrusting the Chairman, the Chief Executive Officer or any other officer of the Company with powers, duties and responsibilities not expressly provided for in this Agreement;

(g)                                  approval of any contract with a term of twenty-four (24) months or more or having a value of over $1,000,000, other than purchases of direct materials; and

(h)                                 approval or authorization of any changes to the personnel policies of the Company or any related actions, in each case, that could reasonably be expected to have a material impact on the current relationships between the Iveco Group, the Nikola Group, or the Company and any of their respective trade unions; and

(i)                                     proposal to distribute any dividend.

5.2                               Senior Officers and Organizational Chart of the Company

The organizational chart of the Company identifying the officers of the Company reporting to the Chief Executive Officer (the “Senior Managers”) will be approved by the Board of Directors on or before Closing in consultation with the Steering Committee.

5.3                               Appointments and Replacements of Senior Managers

(a)                                 Appointments

The Chief Executive Officer shall select the persons he wishes to appoint as Senior Managers, with exception of the Chief Financial Officer, and shall thereafter submit such candidates to the Chairman.  Upon approval of the Chairman, the Chief Executive Officer shall appoint or cause such Senior Managers to be appointed.

(b)                                 Removal

The Chief Executive Officer may submit the name of a Senior Manager for removal to the Chairman.  Upon approval of the Chairman, the Chief Executive Officer may remove such Senior Manager.

(c)                                  Replacements

The Chief Executive Officer shall select the persons he wishes to appoint as replacement Senior Managers and shall thereafter submit such candidates to the Chairman.  Upon approval of the Chairman, the Chief Executive Officer shall thereafter appoint or cause such Senior Managers to be appointed as replacements.

5.4                               Incentives

The Company will adopt, on or before Closing, executive compensation incentives, to be approved by the Board, based upon the Company’s achievement of quality, cost and technology targets to be approved by the Board.

5.5                               Statement of No-Confidence

Either Party may express a Statement of No-Confidence concerning the Chief Executive Officer, the Chief Financial Officer, the Chairman or the Vice-Chairman.  The Statement of No-Confidence should identify with appropriate evidence the reasons upon which it is grounded.  Promptly after the notification of the Statement of No-Confidence by one Party to the other Party, the Steering Committee shall meet to discuss the reasons causing the notification of such Statement of No-Confidence and decide the best course of action to be adopted.

6.                                      ACCOUNTS, FINANCING, DIVIDEND POLICY AND SHARE CAPITAL

6.1                               Books and Statements of Accounts

(a)                                 Books and Records of the Company

The Board shall ensure that the Company will maintain all books and statements of accounts, and prepare all financial reports, as required by Law, the provisions of this Agreement and the Company’s own internal control practices, consistently applied, and audited by the Auditors.  The final approval of the annual accounts of the Company shall be effected by the Parties’ meeting in accordance with applicable Laws.

(b)                                 Fiscal Year

The Fiscal Year of the Company begins on January 1 and ends on December 31 of each year.  The first Fiscal Year will start on the day the Company is incorporated, even if its operations begin at a later date, and will end on December 31 of the same year, except as otherwise agreed between the Parties.

6.2                               Financial Reporting

(a)                                 Annual Financial Accounts

Within a mutually agreed-upon period of time after the end of each Fiscal Year, the Board shall deliver to the Parties (i) the audited balance sheets of the Company as of the end of such fiscal year, (ii) audited statements of income and accumulated earnings and changes in cash flows of the Company for such fiscal year and (iii) where applicable, explanatory notes thereto.  Such annual accounts must be prepared in accordance with U.S. GAAP and IFRS and must be in such form as is necessary to enable each Party to prepare its own financial statements in accordance with applicable Laws and relevant stock exchange requirements.  The Company shall bear the costs and expenses with respect to the preparation of such annual accounts.

(b)                                 Quarterly Reports

Within a mutually agreed-upon period of time after the end of each quarter, the Company shall deliver to the Parties as requested (i) the balance sheets of the Company as of the end of such quarter, and (ii) statements of income and accumulated earnings and changes in cash flows of the Company for such quarter.  Such quarterly reports must be prepared consistently with the annual accounts contemplated by subsection (a), and must be in such form as is necessary to enable each Party to prepare its own financial statements in accordance with applicable Laws, and relevant stock exchange requirements.  The Company shall bear the costs and expenses with respect to the preparation of such quarterly reports.

(c)                                  Consolidation Packages

Within a mutually agreed-upon period of time, the Company shall deliver to the Parties on a quarterly basis a consolidation package to enable each Party to prepare its own consolidated financial statements in accordance with applicable Laws and the practices of each Party, taking into account the accounting principles used by each Party.

6.3                               Audit Right

Each Party is entitled to obtain, at any time, complete information with respect to the activities of the Company and all accounts and financial reports, including, but not limited to, Managerial Reports and operating information relating to the Company’s costs and expenditures in such form as a Party reasonably requires to keep it properly informed about the business and affairs of the Company.  Each Party (either by its own personnel or by its accounting advisors) may, upon reasonable notice to the Company, review the books, records, and related accounting systems of the Company during regular business hours.  The Party exercising its right to audit shall each bear its own costs.

6.4                               Managerial Reports, Yearly Business Plan and Yearly Budget

(a)                                 Managerial Reports

The Company shall prepare yearly, quarterly and monthly Managerial Reports and shall transmit copies of such to each Party on a timely basis.

(b)                                 Yearly Business Plan and Yearly Budget

The Company shall prepare, for approval by October 31 of each calendar year, the Yearly Business Plan and the Yearly Budget for the subsequent Fiscal Year and submit such documents to the Board for approval.  The Board shall endeavor to approve the Yearly Business Plan and the Yearly Budget by November 30 of each year.  Each of the Party shall provide in a timely fashion to the Company relevant assumptions and volumes for preparation of the Yearly Business Plan and the Yearly Budget.

6.5                               Auditors

On or before Closing, the Company shall engage an auditor of the Company to prepare and revise the annual accounts of the Company (the “Auditor”).  The final appointment or removal of the Auditor must be effected by the Parties at a meeting of the shareholders (or of the Board, as the case may be under the Applicable Law) in accordance with applicable Law.

6.6                               Profit Allocation and Dividend Policy

The Parties have agreed that the Company will use commercially reasonable efforts to operate so as not to incur Losses as a result of the [*] pricing adopted in the European Supply Agreement and the North American Supply Agreement.  From time to time, the Company may require a capital injection, and the Parties agree that such capital injection will be made in proportion to Iveco’s and Nikola’s respective shareholdings.

Unless the Parties mutually agree otherwise, the Company will not pay any dividend until at least the end of Fiscal Year 2025 and will allocate to the retained earnings and other appropriate reserves under the applicable Law any profits incurred in the previous Fiscal Year.  The dividend policy thereafter will be established by the Board of Directors in consultation with the Steering Committee; provided that no dividend will be in any event distributed until the retained earning reserve will be equal to one-fifth of the Contributions.

6.7                               Increase in Share Capital

Unless the Parties mutually agree otherwise, the Company shall not issue any additional Shares unless an equal number of Shares are issued to the Iveco and Nikola Groups, respectively.

6.8                               Funding

The Company will be funded in accordance with the Business Plan through the Contributions made by each of the Parties.  Notwithstanding anything else in this Agreement, neither party nor any Party has an obligation to provide any funding of any kind whatsoever to the Company unless otherwise agreed to in writing by such party or Party.  The Company may raise debt financing funding through financial institutions upon approval of the Board.

7.                                      TRANSFER OF SHARES

7.1                               Transfer Prohibition — Authorized Transfer

(a)                                 No Transfer of Shares to Third Party

During the term of this Agreement (which, for this purpose, means from Closing until any termination of this Agreement in accordance with its terms), neither Party may, directly or indirectly, sell, assign, give, pledge, hypothecate, encumber, or in any other manner transfer any of the Shares held by them, or any pre-emptive or preferential right to new Shares or any warrant or other instrument or security giving a right to obtain Shares, including by operation of Law (each of the foregoing being a “Transfer”) nor take or permit any action leading to or likely to result in a Transfer, whether voluntarily or involuntarily, except as (i) agreed upon in writing by the other Party, (ii) otherwise provided for pursuant to Section 13 herein or (iii) otherwise provided for pursuant to subsection (b) below.

(b)                                 Authorized Transfer

Any Party may, upon thirty (30) days’ advance notice to the other Party, transfer its entire legal and beneficial interest in all or part of its Shares, a directly or indirectly, to any other Affiliate of Nikola or Iveco, respectively, subject to applicable Laws; provided that the transferee shall, in writing and prior to such transfer, agree to and assume all the rights and obligations of the transferring Party under this Agreement.  If a Party transfers its Shares or rights to acquire Shares in accordance with the provisions of this Section 7.1(b), such Party shall remain jointly responsible with its transferee for the full compliance with and the performance of all obligations set forth herein.  Each of Nikola or Iveco (as the case may be) shall cause any Affiliate of Nikola or Iveco respectively, to transfer all of the Shares which it then holds to another wholly owned subsidiary of Nikola or Iveco, as applicable, before it ceases to be a wholly owned subsidiary of Nikola or Iveco.

8.                                      EMPLOYEE ISSUES

8.1                               Personnel Policies

Promptly after Closing, the Company shall establish personnel policies, subject to compliance with applicable local Laws or applicable labour agreements and in consultation with the Steering Committee.  The Company will use its reasonable best efforts to avoid the adoption of personnel policies that could reasonably lead to any labour unrest at the Iveco Group and/or Nikola Group.

8.2                               Secondment of Employees

Should the Parties determine that one or more employees need to be seconded by either Iveco (or any of its Affiliates) or Nikola (or any of its Affiliates), the terms and conditions of such secondment will be established by the Company and either Iveco (or any of its Affiliates) or Nikola (or any of its Affiliates) or both, as the case may be, under the supervision of the Steering Committee.  The costs of the seconded employees will be borne by the Company.

9.                                      EXCLUSIVITY AND NONCOMPETITION

9.1                               Exclusive Purchase Obligations

Subject to Section 9.3 below, from and after the Closing, for as long as this Agreement is in full force and effect, Iveco shall purchase and shall cause all other members of the Iveco Group to purchase the products listed in Exhibit 9.1, in each case, exclusively from the Company for sale in the Territory.  For the avoidance of doubt, Iveco and members of the Iveco Group may develop, manufacture, sell and purchase BEVs and FCEVs, including those listed in Exhibit 9.1, outside the Territory.Subject to Section 9.3 below, from and after the Closing, for as long as this Agreement is in full force and effect, Nikola and the Nikola Group shall not develop, manufacture, distribute, sell or purchase the products listed in Exhibit 9.1, for sale in the Territory.  For the avoidance of doubt, Nikola and members of the Nikola Group may develop, manufacture, sell and purchase BEVs and FCEVs listed in Exhibit 9.1 outside the Territory.

9.2                               Non-Competition Obligations

Subject to Section 9.3 below, neither Iveco (nor any of its Affiliates), nor Nikola (nor any of its Affiliates), as the case may be, shall engage in the Business directly or indirectly through a participation and/or partnership with another company (including by way of licensing, or contracts for the purchase or sale of BEVs or FCEVs or otherwise), in the Territory, other than through the Company.  Iveco and Nikola may purchase or hold shares in another company engaged in a Competing Business; provided that this is purely for financial investment purposes, without granting Iveco or Nikola, directly or indirectly, management functions or any material influence in such other company.

9.3                               Exceptions

The restrictions set forth in Sections 9.1 and 9.2 do not apply if an exception to either such provision (i) is approved in writing by the Parties; or (ii) concerns resales within the respective Group of the relevant Party.

9.4                               Acquisitions of Competing Businesses

If either Iveco or Nikola, or any of their respective Affiliates, acquires Control of a Person, the principal activity of which is engaging in a business that competes directly with the Company’s Business in whole or in part in the Territory (the activity “Competing Business” and the target of the acquisition “Involved Company”) or acquires all or substantially all of the assets of an Involved Company (in such capacity either party being referred to herein as the (“Acquiring Party”)), the Acquiring Party shall offer to transfer and sell, or cause to be offered to be transferred and sold, the competing business of such Involved Company to the Company according to the following procedures:

(i)                                     the Acquiring Party shall ensure that, within 180 calendar days from the acquisition, the Acquiring Party offers to sell the competing business of such Involved Company to the Company at a price (the “Equivalent Price”), terms and conditions substantially similar as reasonably practical to the terms on which the Acquiring Party acquired Control of the relevant assets;

(ii)                                  the Company may accept the Acquiring Party’s offer at the Equivalent Price any time within 60 calendar days from the date on which such offer was made;

(iii)                               the Acquiring Party’s representatives on the Board shall not prevent or hinder any decision to be made by the Company on whether to accept the offer.  If there is disagreement between the Iveco Directors and the Nikola Directors, this decision must be made exclusively by the Directors that are not the representatives of the Acquiring Party, and the Acquiring Party shall cause the Directors designated by the members of its Group to vote in favor of that decision; and

(iv)                              if the Company does not accept the offer within the specified time period granted, the Acquiring Party may, notwithstanding the provisions of Sections 9.1 and 9.2, retain the competing business of the Involved Company, to the extent the deployment of such Competing Business would not cause a Material Adverse Effect on the Company.

9.5                               Business Opportunities in the Territory

The Parties agree that the Company will have the right to cooperate with vehicle original equipment manufacturers (“OEMs”) that are not direct competitors of Iveco (e.g., General Motors Company, Honda Motor Company and any other similar OEM) solely for the design, development and manufacture of BEVs and FCEVs in the Territory.  The Parties further agree to work together in good faith to facilitate cooperation with other OEMs, so long as there is no material impact on either Iveco’s commercial or industrial business interests or its investment in Nikola and the Company, and to the extent such cooperation would not have a Material Adverse Effect on the Company.  Notwithstanding the foregoing, Nikola acknowledges and agrees that following the Merger, Iveco will be the exclusive original equipment manufacturer of Class 6-8 Trucks, and neither Nikola nor the Company will enter into any strategic transactions, arrangements or agreements with any CNHI Competitor, without the prior approval of Iveco, which approval shall not be unreasonably withheld.

Subject to Section 9.4, in accordance with the fundamental principles set forth herein, whenever any member of the Iveco Group or the Nikola Group receives inquiries or proposals from third parties, or identifies opportunities with respect to Competing Businesses in the Territory, such member shall, promptly and in the most appropriate manner, forward such inquiries, proposals or opportunities to the Chief Executive Officer of the other Party.

CNH Industrial may discuss with Nikola a license to utilize Nikola’s background technology in the Territory for applications outside the Company in the Territory upon agreement of specific terms and agreeable to Nikola, including payment of a license fee to be agreed between the parties according to market standards for similar transactions.

If requested by CNH Industrial, Nikola shall negotiate with CNH Industrial a license granting CNH Industrial the right to use Nikola’s IP in the Territory for applications outside the Company upon terms and conditions mutually agreed by the Parties that are no less favourable than those terms and conditions granted to the Company.  If Nikola solicits offers (a “Solicitation”) with respect to [*] (the “Applications”), Nikola shall provide a written notice to CNH Industrial (the “ROFO Notice”).  Upon receipt of the ROFO Notice, CNH Industrial shall have the right to submit a written offer with respect to such Solicitation, which shall set forth the material terms and conditions of such offer (the “CNHI Offer”).  No later than ten (10) Business Days after receipt of the CNHI Offer, Nikola shall provide written notice to CNH Industrial indicating whether it has accepted the CNHI Offer.  If Nikola accepts the CNHI Offer, the Parties shall consummate the transactions contemplated by the CNHI Offer as promptly as reasonably practicable following the delivery to CNH Industrial of a written acceptance of the CNHI Offer.  If Nikola does not accept the CNHI Offer, then Nikola may accept an offer from a third party in response to the Solicitation (a “Third Party Offer”) so long as such Third Party Offer is not upon terms and conditions which are, in the reasonable determination of the board of directors of Nikola, no less favourable than the terms and conditions set forth in the CNHI Offer.  If (i) the transactions contemplated by the Third Party Offer are not consummated within three (3) months from the acceptance of the Third Party Offer or (ii) Nikola changes the parameters of the Solicitation, then Nikola shall be required to comply with this Section 9.5 anew.

9.6                               Reserved

10.                               SUPPLY AGREEMENTS

10.1                        European Supply Agreement

On or before the Target Date, under the supervision of the Steering Committee, the Parties will agree upon all the terms and conditions that will govern the supply from the Company to Iveco (and all of its Affiliates operating in the Territory) of BEVs and FCEVs (the “European Supply Agreement”).

In this respect, the Parties agree that the European Supply Agreement will provide:

(i)                                     Appropriate provisions to ensure that the Company will be the exclusive supplier of the Iveco Group of BEVs and FCEVs to be sold in the Territory and that such exclusivity will apply to any Affiliates of Iveco Group incorporated during the term of this Agreement;

(ii)                                  the Company shall not supply BEVs and FCEVs to any Person other than members of the Iveco Group in the Territory;

(iii)                               a detailed ordering system, and a forecast and ordering procedure, as well as procedures to ensure appropriate scheduling of the manufacturing activities required by Iveco to the Company;

(iv)                              [*];

(v)                                 payment terms and conditions in accordance with the applicable Laws and as usually established in this type of transactions;

(vi)                              product warranties in accordance with all applicable Laws;

(vii)                           adequate mechanisms to ensure fair allocation of costs between the Parties and the Company in the event of recall campaigns; and

(viii)                        any other term and condition as customary in this type of transactions (including force majeure, treatment of confidential information, audit rights, dispute resolution mechanism so as to ensure a fair handling of disputes, and governing law).

10.2                        North American Supply Agreement.

On or before the Target Date, under the supervision of the Steering Committee, the Parties will agree upon all the terms and conditions that will govern the supply from the Company to Nikola (and all of its Affiliates operating in North America) of BEVs and FCEVs (the “North American Supply Agreement”).

In this respect, the Parties agree that the North American Supply Agreement will provide:

(i)                                     the North American Supply Agreement shall terminate no later than two (2) years after the date that Nikola begins manufacturing BEVs and FCEVs in North America; provided, however, that following such termination, the Company will use commercially reasonable best efforts to supply parts, as requested by Nikola from time to time, on the same cost-plus fee pricing principles as set out in the North American Supply Agreement prior to its termination;

(ii)                                  the wind down of supply under the North American Supply Agreement shall be forecasted and executed to allow stable production volumes for the Company;

(iii)                               appropriate provisions to ensure that the Company will be the exclusive supplier of the Nikola Group of BEVs and FCEVs to be sold in the North

America and that such exclusivity will apply to any Affiliates of Nikola Group incorporated during the term of this Agreement;

(iv)                              the Company shall not supply BEVs and FCEVs to any Person other than members of the Nikola Group in North America;

(v)                                 a detailed ordering system, and a forecast and ordering procedure, as well as procedures to ensure appropriate scheduling of the manufacturing activities required by Nikola to the Company;

(vi)                              [*];

(vii)                           payment terms and conditions in accordance with the applicable Laws and as usually established in this type of transaction;

(viii)                        product warranties in accordance with all applicable Laws;

(ix)                              adequate mechanisms to ensure fair allocation of costs between the Parties and the Company in the event of recall campaigns;

(x)                                 homologation of Company products in North America shall be completed under Nikola’s name to ensure that Nikola will be treated as the registered manufacturer and sole distributor of all Company products in North America.  Nikola shall receive all CO2 credits provided by the United States for all Company products;

(xi)                              any other term and condition as customary in this type of transaction (including force majeure, treatment of confidential information, audit rights, dispute resolution mechanism so as to ensure a fair handling of disputes, and governing law).

The Company and Nikola will also enter into a spare parts agreement that provides for the supply by the Company of BEVs and FCEVs spare parts (“BEVs/FCEVs Spare Parts”) manufactured by the Company for the benefit of Nikola in North America in accordance with the terms and conditions of the North American Spare Parts Supply Agreement to be agreed upon no later than December 31, 2020.  The supply of BEVs/FCEVs Spare Parts to Nikola in North America will be based on the same [*] pricing principles as set out in the North American Supply Agreement.

11.                               TAX MATTERS

11.1                        Administration and Management of Pre-Closing Tax Matters

The preparation of tax returns, management of tax audits, appeals, or litigation, or any other tax affairs of the Company, with respect to any period up to and including Closing, if required, shall be the joint responsibility of, and shall be jointly directed by, the Parties or the Parties’ advisors under the supervision of the Steering Committee.

11.2                        Administration and Management of Post-Closing Tax Matters

After Closing, the preparation of tax returns, management of tax audits, appeals, or litigation, and the handling of any other tax affairs of the Company shall be the responsibility of the Company, acting in consultation with the Steering Committee.

11.3                        Cooperation on Tax Matters

Each Party shall cooperate, and ensure that the members of its Group cooperate, to the extent that such cooperation is reasonably requested by the other Party or the Company in connection with the preparation of tax returns, management of tax audits, appeals, or litigation, or handling of other tax affairs of the Company.

The Parties shall cooperate in good faith, having regard to the duties of the Directors, to arrange the tax affairs of the Company in a manner which is tax efficient having regard (inter alia) to the Business Plan.

The Company shall not without the prior written consent of the relevant Party, enter into any transaction or arrangement for tax planning purposes if that transaction or arrangement might reasonably be expected to adversely affect the interests of that Party or any Affiliate of that Party (including its general reputation).

11.4                        Tax Information

Subject to Section 16.4 (Confidentiality), the Company shall provide, in a timely fashion, all information and assistance reasonably requested by any Party that is necessary to enable that Party or any of its Affiliates to:

(a)                                 complete any tax returns, elections or other tax filings or to comply with any tax reporting requirements or other requirements of a tax authority or in connection with any tax audits; and

(b)                                 determine the tax consequences of any transaction relating to the Company that that Party or Affiliate undertakes or proposes to undertake.

12.                               DEADLOCK

12.1                        Occurrence of a Deadlock

At any time during the term of this Agreement, a Party may deliver to the other Party and the Board a written notice (a “Deadlock Notice”) within forty-five (45) calendar days after the occurrence of any of the following events (each such event being referred to herein as a “Deadlock”):

(a)                                 the Board is unable, after two (2) duly convened meetings of the Board, (i) to approve the Yearly Business Plan, (ii) to approve the level of spending provided for in the proposed Yearly Budget, or (iii) to reach any other approval or decision; or

(b)                                 If a quorum of Directors is not obtained for (i) three consecutive meetings of the Board or (ii) three out of five consecutive meetings of the Board.

12.2                        Solving Mechanisms of a Deadlock

(a)                                 Board

Promptly, but not later than 15 calendar days, after receipt of a timely Deadlock Notice from a Party, the Board shall meet pursuant to the terms of such Deadlock Notice to discuss alternative solutions in order to resolve the Deadlock, including by agreeing the Liquidation of the Company under Section 15.

(b)                                 Steering Committee

If the Board fails to meet as provided above or fails to resolve the Deadlock within 15 calendar days after the receipt of the Deadlock Notice, the Steering Committee shall promptly, and, in any event, within 30 calendar days, meet pursuant to the terms of such Deadlock Notice to discuss alternative solutions in order to resolve the Deadlock, including by agreeing the Liquidation of the Company under Section 15.

(c)                                  CEOs of the Parties

If the Steering Committee fails to resolve the Deadlock within 45 calendar days after the Board’s receipt of the Deadlock Notice, the CEOs of the two Parties shall meet within the next 21 calendar days to find a mutually satisfactory solution to the Deadlock, including by agreeing the Liquidation of the Company under Section 15.

(d)                                 Arbitration

If the Parties fail to resolve the Deadlock within ten (10) calendar days after the meeting between the CEOs of the two Parties or if such meeting is not held within 30 calendar days from the delivery of a written invitation of either Party regarding a meeting between the CEOs of the two Parties (the expiration of either one of these periods, an “Unresolved Deadlock”), either Party may file a Request for Arbitration with the Secretariat of the LCIA (a “Request for Arbitration”) in respect of the Unresolved Deadlock or otherwise.  The arbitration shall be held in accordance with the Rules of LCIA and the provisions of Section 16.15 herein.

The initiation of the procedures set forth in this Section (including proceedings under Section 16.15) shall not excuse Iveco, the Iveco Group or Nikola, Nikola Group, or any of their respective Affiliates, from performing all of their respective obligations under this Agreement, the European Supply Agreement or otherwise.  While these procedures will be pending, both Parties (and their respective Affiliates) shall continue to perform all their respective obligations in good faith.

12.3                        Commitment of the Parties to Fulfill Their Contractual Obligations

The initiation of the procedures set forth in this Section (including proceedings under Section 12.2(f)) shall not excuse Iveco, the Iveco Group or Nikola, Nikola Group, or any of their respective Affiliates, from performing all of their respective obligations under this Agreement, the European Supply Agreement or otherwise.  While the procedures set forth in this Section 12 are pending, both Parties (and their respective Affiliates) shall continue to perform all their respective obligations in good faith.

13.                               TERM, TERMINATION AND EXIT

13.1                        Term and Termination

(a)                                 Lapse and Termination

If Closing is not consummated on or prior to December 31, 2020, this Agreement will (unless the Parties otherwise agree) automatically lapse and cease to have any further force or effect.

(b)                                 Term and Renewal

The initial term of this Agreement expires on December 31, 2030, at which time this Agreement is automatically renewed for successive ten (10) year terms (each such term, including the initial term, a “Term”), in each case unless otherwise terminated in accordance with this Agreement (pursuant to action taken under Section 13.1(b) (Term and Renewal), 13.2 (Exit for Breach), 13.3 (Exit for Bankruptcy), 13.4 (Exit for Unresolved Deadlock), or 13.5 (Exit for Change of Control)).

(c)                                  Termination

Subject to Section 13.1(a), this Agreement shall terminate: (i) if at any time there ceases to be at least two Parties comprising (A) one or more members of the Iveco Group and (B) one or more members of the Nikola Group; and/or (ii) upon final completion of any Liquidation carried out pursuant to Section 15.

(d)                                 Effect of Termination

If this Agreement is terminated as provided for in this Section 13.1(d), this Agreement shall forthwith cease to have effect and there shall be no further liability on the part of any party hereto except (i) in respect of material breaches of this Agreement prior to the termination of this Agreement, and (ii) any other provision set forth in this Agreement with reference to obligations to be performed after termination of this Agreement.

(e)                                  Change of Name

If either the Nikola Group or the Iveco Group ceases or is about to cease to hold any Shares and the Company is not placed into liquidation, each Party shall on the request of Nikola or Iveco, as the case may be, exercise its powers with a view to ensuring that the Company’s name (and that of any other relevant member of the Company) is changed so that it no longer includes the name, initials or trademark, or any reference to the name, initials or trademark, of the relevant Party (or any member of the Iveco Group or the Nikola Group, as applicable) effective at the same time as or as soon as reasonably practicable after the relevant Party (or any member of the Iveco Group or the Nikola Group, as applicable) ceases to be a holder of any Shares, but in no event later than 90 days after such occurrence.

(f)                                   Exit Notice

In order to exit the Company at the end of a Term, a Party (the “Exit Notifying Party”) shall notify the other Party (the “Exit Receiving Party”) in writing of its decision to exit the Company (an “Exit Notice”) by sending an Exit Notice to the Exit Receiving Party not later than December 31, 2029 for the initial Term of this Agreement and not later than the end of the 7th year of any subsequent Term.  Immediately after the receipt of the Exit Notice, either Party may request that the Company would be put in Liquidation under Section 15.

(g)                                  Negotiation

If a Party delivers an Exit Notice to the other Party, the Parties shall negotiate in good faith and, to the extent applicable, based on the Liquidation Principles, to resolve any differences or reach an agreed method for exiting the Company.

(h)                                 Liquidation

If the Parties fail to resolve their differences or to reach an agreed method for exiting the Company pursuant to subsection (g) above within (i) 120 calendar days of the delivery of the Exit Notice or (ii) 90 calendar days after delivery of the request for Liquidation of the Company under Section 15, the Parties shall liquidate the Company in accordance with the provisions set forth in Section 15 herein.

13.2                        Exit for Breach

(a)                                 General

A Party (the “Non-Breaching Party”) may elect to exit the Company pursuant to this Agreement if (i) the other Party (the “Breaching Party”) has substantially failed to perform any of its material obligations under this Agreement or under any ancillary agreement thereto, and (ii) such failure to perform has a Material Adverse Effect on the Company taken as a whole or on the Non-Breaching Party’s Group, including, but not limited to, a willful act of misconduct, a failure to act, a breach of an essential undertaking, or a breach which makes the continuation of this Agreement impossible or so onerous as to effectively deprive the Non-Breaching Party’s Group of the expected benefits arising from the Agreement (clauses (i) and (ii) being a “Breach”), and such Breach has not been remedied within 90 calendar days after delivery of a written notice by the Non-Breaching Party to the Breaching Party specifying such Breach and requiring that it be remedied.

(b)                                 Breach Notice

In the event a Party believes a Breach by the other Party has occurred and not been remedied, it may enforce its rights pursuant to this Section 13.2 only by providing a written notice to the other Party within 30 calendar days after the expiration of the 90 calendar day period set forth above stating that the Party intends to exit the Company because of a Breach (a “Breach Notice”).

(c)                                  Arbitration

Upon the delivery of a timely Breach Notice to a Party, the recipient Party has 60 calendar days from the delivery of such notice to provide a Request for Arbitration to the Secretariat of the LCIA regarding the disputed Breach.  The arbitration shall be held in accordance with the Rules of LCIA and the provisions of Section 16.15 herein.

The initiation of the procedures set forth in this Section 13.2 (including proceedings under Section 13.2(c)) shall not excuse Iveco, the Iveco Group or Nikola, Nikola Group, or any of their respective Affiliates, from performing all of their respective obligations under this Agreement, the European Supply Agreement or otherwise.  While these procedures set forth in this Section 13.2 are pending, both Parties (and their respective Affiliates) shall continue to perform all their respective obligations in good faith.

(d)                                 Negotiation

If (irrespective of either Party having filed a Request for Arbitration) the Non- Breaching Party so elects by providing appropriate notice to the other Party, the Parties shall promptly negotiate in good faith and, to the extent applicable, to reach an agreed method for exiting the Company on the basis of the Liquidation Principles.

(e)                                  Liquidation

In the event the Parties fail to reach an agreed method for exiting the Company pursuant to subsection (i) above within 90 calendar days from the request of negotiation, the Non-Breaching Party may elect within the subsequent 15 calendar days to cause the liquidation of the Company in accordance with the provisions set forth in Section 15 herein by sending a liquidation notice to that effect to the Breaching Party.  The Breaching Party shall agree to this request and liquidation shall be conducted in accordance with Section 15.

13.3                        Exit for Bankruptcy

(a)                                 General

A Party (the “Non-Bankrupt Party”) may enforce the Bankruptcy Call Option set forth in subsection (c) below if there has been, in relation to the other Party (the “Bankrupt Party”) or any parent company of that Party, any proceeding (which has not been withdrawn) under applicable insolvency or bankruptcy Laws, including, but not limited to, a petition to be declared under suspension of payments, a petition for bankruptcy, voluntary or judicial reorganization of debt with all the creditors, judicial appointment of trustee(s), administrator(s) or similar officer(s) or any general assignment for the benefit of creditors (a “Bankruptcy Event”).

(b)                                 Notice

Upon the occurrence of a Bankruptcy Event, the Non-Bankrupt Party may (i) enforce the Bankruptcy Call Option below by providing a Valuation Notice to the Bankrupt Party within 30 calendar days of the occurrence of such Bankruptcy Event coming to its attention or (ii) elect to enforce the provisions set forth in Sections 13.4(f) and (g) below.

(c)                                  Bankruptcy Call Option

Within 15 calendar days after the receipt of the Appraisal Report, the Non- Bankrupt Party may deliver a notice to the Bankrupt Party to exercise its rights pursuant to the Bankruptcy Call Option (the “Bankruptcy Call Notice”).  Upon delivery of the Bankruptcy Call Notice, the Non-Bankrupt Party shall be obligated to purchase all the Shares owned at that time by the Bankrupt Party, and the Bankrupt Party shall sell all such Shares to the Non-Bankrupt Party, at a price equal to the Appropriate Value Purchase Price (the “Bankruptcy Call Option”), and the Appropriate Value determined in connection with the Bankruptcy Call Option shall be final and binding on the Bankrupt Party for purposes of the Bankruptcy Call Option.  If the Non-Bankrupt Party fails to provide such notice, the provisions of Sections 13.4(f) and (g) shall automatically apply to the parties.

(d)                                 Buy-Out Procedure

The Bankrupt Party shall sell, assign and transfer to the Non-Bankrupt Party all of its Shares free of any lien, pledge, security interest or other third-party rights, and the Non-Bankrupt Party shall purchase such Shares and pay to the Bankrupt Party an amount in cash of immediately available funds equal to the Appropriate Value.  The sale and purchase must be:

(i)                                     completed within 180 calendar days of the delivery of the Bankruptcy Call Notice or immediately after the obtaining of all regulatory approvals and any required Parties approval; and

(ii)                                  consummated and closed at the registered office of the Company and the Parties shall execute and deliver all documents and instruments as are reasonably deemed appropriate to affect such sale and purchase.

Notwithstanding the foregoing, the Non-Bankrupt Party’s obligation to buy the Bankrupt Party’s Shares shall terminate (at the Non-Bankrupt Party’s option) if any necessary regulatory approval is not obtained within 180 calendar days of the receipt of the Bankruptcy Call Notice or upon any relevant authority conclusively refusing to grant any such regulatory approval.  In any event, the Bankrupt Party will continue to be obligated under this paragraph (d) until the Non-Bankrupt Party elects to terminate the Bankruptcy Call Option.

(e)                                  Termination of the European Supply Agreement

If the Bankruptcy Call Option has been exercised and the purchase contemplated by paragraph (d) consummated, the Non-Bankrupt Party may, within twenty (20) calendar days after such consummation, cause the Company to terminate all supply arrangements with the Bankrupt Party’s Group, in accordance with the provisions of the Supply Agreement.  The Iveco IP License and the Nikola License shall expire.

(f)                                   Valuation

If the Non-Bankrupt Party elects to deliver a Bankruptcy Call Notice pursuant to Section 13.4(c), the Non-Bankrupt Party shall concurrently elect to deliver a Valuation Notice to the Bankrupt Party in order to appoint the Appraiser to determine the Appropriate Value.

(g)                                  Liquidation

In the event the Non-Bankrupt Party has elected not to deliver a Bankruptcy Call Option Notice or a Valuation Notice, the Non-Bankrupt Party may elect within 45 calendar days from the Bankruptcy Event to cause the liquidation of the Company in accordance with the provisions set forth in Section 15 herein by sending a liquidation notice to that effect to the Bankrupt Party.  The Bankrupt Party shall agree to this request and liquidation shall be conducted in accordance with Section 15.

13.4                        Exit for Unresolved Deadlock

(a)                                 General

Upon the occurrence of an Unresolved Deadlock, the Parties shall take any necessary and appropriate actions to liquidate the Company in accordance with the provisions set forth in Section 15 herein and on the basis of the Liquidation Principles.

13.5                        Exit for Change of Control

(a)                                 Notice

Upon the occurrence of a direct or indirect Change of Control of either Iveco or Nikola, the Party subject to such Change of Control may serve a written notice to the other Party within 40 calendar days of such Change of Control coming to its knowledge (a “Change of Control Notice”).

For the purpose of this Agreement, the following will not be considered a Change of Control: (i) the completion of the potential spin-off transaction involving Iveco announced on September 3, 2019 by CNH Industrial; and (ii) the consummation of the Merger.

(b)                                 Consultation Between the Parties

Within 15 calendar days after the receipt of a Change of Control Notice, the Parties shall meet to determine in good faith whether they agree that (i) the benefits of the Company may be preserved for both Parties, (ii) the Change of Control would have a

Material Adverse Effect on the Party that is not subject to the Change of Control, and (iii) the Party subject to the Change of Control or its acquiror has proposed effective measures to cure such Material Adverse Effect (an “Acquiror Resolution”).

(c)                                  Negotiation

If the Parties fail to reach an Acquiror Resolution within 60 calendar days from the date of receipt of the Change of Control Notice, either Party (the “Notifying Party”) may further deliver to the other Party within 15 calendar days either (i) a notice (the “Valuation Notice”) to the other Party requesting that the Appraiser be selected in order to determine the Appropriate Value pursuant to the provisions set forth in Section 14 or (ii) a notice indicating it elects to proceed with the negotiation and liquidation provisions set forth below without a determination of Appropriate Value (the “Non-Valuation Notice”).  In the event one Party will deliver a Valuation Notice and the other Party a Non-Valuation Notice, the Valuation Notice will prevail.

If only a Non-Valuation Notice is delivered, the Parties shall negotiate in good faith to reach an agreed method for exiting the Company to the extent applicable, based on the Liquidation Principles in Section 13.

(d)                                 Liquidation

If the Parties fail to reach an agreed method for exiting the Company pursuant to the “Negotiation” subsection above within 90 calendar days of the receipt of the Non- Valuation Notice, as applicable, the Parties shall liquidate the Company in accordance with the provisions set forth in Section 15 herein.

(e)                                  Change of Control Call Option

Upon the occurrence of a direct or indirect Change of Control, if Notifying Party has provided to the other Party a Valuation Notice the following provisions shall apply.  Within 15 calendar days after the receipt of the Appraisal Report from the Appraiser setting forth the Appropriate Value, the Party that is subject to the Change of Control shall be obligated to purchase all the Shares owned at that time by the Party that is not subject to the Change of Control, and such Party shall sell all such Shares to the Party subject to the Change of Control, at a price equal to the Appropriate Value Purchase Price (the “Change of Control Call Option”), and the Appropriate Value determined in connection with the Change of Control Call Option shall be final and binding on the Party that is not subject to the Change of Control for purposes of the Change of Control Call Option.  If any Party does not issue a Valuation Notice or Non-Valuation Notice within seventy-five (75) days from the Change of Control Notice, the Party not subject to the Change of Control shall have the opportunity to issue a last call notice (the “Last Call Notice”) to purchase the Shares held by the Party that is subject to the Change of Control.

(f)                                   Buy-Out Procedure

The Party not subject to the Change of Control shall sell, assign and transfer to the Party that is subject to the Change of Control all of its Shares free of any lien, pledge, security interest or other third-party rights, and the Party that is subject to the Change of Control shall purchase such Shares and pay to the Party not subject to the Change of Control an amount in cash of immediately available funds equal to the Appropriate Value.  The sale and purchase must:

(i)                                     be completed within 90 calendar days of the delivery of the Change of Control Call Notice or immediately after the obtaining of all regulatory approvals and any required Parties approval;

(ii)                                  be consummated and closed at the registered office of the Company and the Parties shall execute and deliver all documents and instruments as are reasonably deemed appropriate to affect such sale and purchase;

(iii)                               include non-exclusive, royalty-free, fully assignable, fully sub-licensable, worldwide, fully paid-up, royalty-free, perpetual and irrevocable license rights for the intellectual property owned by the Company to allow each Party to practice the Company’s technology without restriction;

(iv)                              include perpetual license rights for the Nikola IP and Iveco IP to allow each Party to practice Nikola and Iveco IP to Deploy the products listed in Exhibit 9.1 in the Territory.  The terms and conditions applied to any Party to access to Nikola IP and Iveco IP shall be no less favorable than the terms applied by Nikola and Iveco to the Company at Closing;

(v)                                 confirm the Company’s long-term lease agreement for the remaining duration of the lease agreement at terms and conditions no less favorable than the terms applied at Closing;

(vi)                              ensure that the Party not subject to the Change of Control can purchase the minimum volume of Company products necessary for such Party to meet European Union emission regulations for no less than three (3) years from the date of the Valuation Notice or Non-Valuation Notice or the Last Call Notice, whichever is later.  The Party not subject to Change of Control shall be entitled to purchase the Company products at pricing terms no less favorable than those terms applied by the Company to the Distributor at the Closing for no less than three (3) years; and

(vii)                           the Party subject to Change of Control shall bear any costs induced on the distribution network by its take-over.

Notwithstanding the foregoing, the Party subject to the Change of Control obligation’s to buy the Shares held by the Party not subject to the Change of Control shall terminate (at the Party’s subject to the Change of Control option) if any necessary regulatory approval is not obtained within 90 calendar days of the receipt of the Change of Control Call Notice or upon any relevant authority conclusively refusing to grant any such regulatory approval.

In any event, the Party not subject to Change of Control will continue to be obligated under this section until the Party subject to the Change of Control elects to terminate the Change of Control Call.

(g)                                  Termination of the Supply Agreements

If the Change of Control Call Option has been exercised and the purchase consummated, the Party that exercises the Change of Control Call Option may, within twenty (20) calendar days after such consummation, cause the Company to terminate all supply arrangements with the other Party effective no earlier than three (3) years from the date of the Valuation Notice or Non-Valuation Notice or the Last Call Notice, whichever is later, in accordance with the provisions of the European Supply Agreement or the North American Supply Agreement.

(h)                                 License upon Change of Control Exit

In the event that either Party exercises its Valuation Notice, Non-Valuation Notice or Last Call Notice, then the exercising Party shall grant and hereby does grant to the other Party a fully paid-up, royalty-free, perpetual, fully sublicensable, fully assignable, non-exclusive license to Deploy under the IP of any Party, in each case, that exists as of the time that the Change of Control, solely for the Deployment in the Territory of any BEVs and FCEVs that are manufactured or in development by the Company as of the Exhibit 9.1 or prior to the date on which the Change of Control occurs at conditions on the same or better terms and conditions applied by Nikola and Iveco to the Company at Closing.  Within 30 days following the date that the Change of Control occurs, the Company shall deliver to each Party copies of all information and materials that the Company owns or otherwise has the right to provide that are necessary or useful in connection with the Deployment of BEVs and FCEVs, in each case, in a reasonable form and format and in a manner consistent with industry practices.

14.                               APPRAISAL

14.1                        Notice and Appointment of the Appraiser

To begin the process of determining the Appropriate Value as contemplated by Section 13.3 (Exit for Bankruptcy) or Section 13.5 (Exit for Change of Control), a Party entitled to request the appraisal must deliver a Valuation Notice to the other Party requesting that the Appraiser be selected in order to determine the Appropriate Value.  In such event, within 15 calendar days from the date of delivery of the Valuation Notice, Iveco and Nikola shall appoint an internationally recognized investment banking firm (the “Appraiser”).  In the event the Parties fail to reach an agreement on the Appraiser’s appointment, the Appraiser will be designated by the Secretariat of the LCIA and such determination shall be binding upon the Parties.

14.2                        Valuation Methodologies

Within 15 Business Days of the date of appointment, the Appraiser shall determine the valuation methodologies (the “Valuation Methodologies”) to be applied in its determination of Appropriate Value in accordance with customary criteria for this kind of evaluation.

14.3                        Determination of Appropriate Value

(a)                                 Due Diligence

The Appraiser shall conduct its due diligence on the Company at its discretion.  In such exercise, the Appraiser will have access to:

(i)                                     customary financial information in type and quantity sufficient to determine net book value and fair market value;

(ii)                                  such Company’s personnel and additional diligence information and data as is necessary to permit them to conduct such diligence and analyses as are customary for this type of determination; and

(iii)                               the Parties at a meeting with the representatives of the Appraiser so as to allow the Parties to discuss their views on the operations and prospects of the Company.

(b)                                 Procedure

The Appraiser shall determine the Appropriate Value at its discretion within 90 calendar days after its appointment and deliver to the Parties a report setting forth the Appropriate Value (the “Appraisal Report”).  Such determination shall be final and binding upon the Parties and each Party shall bear half of the Appraiser’s fees and expenses (including any accountants, legal or other advisors fee).

15.                               LIQUIDATION

15.1                        Liquidation Committee

If the Company is to be liquidated pursuant to this Agreement, a liquidation committee shall be established to formulate liquidation procedures (the “Liquidation Committee”).  The Liquidation Committee shall consist of four (4) members, two (2) appointed by Iveco and two (2) appointed by Nikola.  The Parties may appoint or hire accountants, legal or other advisors as members of, or to render advice to, the Liquidation Committee.  The Parties shall jointly appoint a chairman and the vice-chairman of the Liquidation Committee.  Any decisions made or actions taken by the Liquidation Committee may only be made or taken upon the unanimous vote of all of its members.  The Liquidation Committee shall (i) assess and evaluate the assets and liabilities of the Company and may, for such purpose, appoint any relevant advisors as it sees fit including an independent accounting firm of internationally recognized standing, an independent investment bank of internationally recognized standing and an independent law firm of internationally recognized standing (collectively referred to herein as “Advisors”), (ii) determine the best manner of liquidating the assets and liabilities of the Company in accordance with the liquidation principles attached as Exhibit 15.1 (the “Liquidation Principles”) and consult in good faith with the Parties with respect thereto, and (iii) fulfill all other tasks assigned to it by the Board and under applicable Laws.

15.2                        Expert

If the Liquidation Committee is unable to reach an agreement regarding the formulation of the best manner of liquidating the Company within 120 calendar days of the establishment of the Liquidation Committee, the Parties shall select and appoint an expert (the “Liquidation Expert”) who shall have the same qualifications as a mediator who shall (i) assess and evaluate the assets and liabilities of the Company, and may, for such purpose, appoint any advisors as it sees fit, and (ii) decide upon the best manner of liquidating the assets and liabilities of the Company consistently with the Liquidation Principles.  Should the Parties fail to reach an agreement on the appointment of the Liquidation Expert within 15 calendar days after the expiration of the previous 120 calendar day period, the Liquidation Expert shall be appointed by the Secretariat of the LCIA.  The Liquidation Expert shall act as an expert and not an arbitrator.  The decision of the Liquidation Expert, irrespective whether appointed by the Parties or by the Secretariat of the LCIA, shall be final and binding upon the Parties and the Company.

15.3                        Liquidation Procedure and Post-Liquidation Matters

(a)                                 Procedure

Upon the determination of the liquidation procedures by the Liquidation Committee or the Liquidation Expert, as applicable, the parties and the Company shall take formal action under any applicable Law and proceed with the liquidation of the assets and liabilities of the Company as soon as reasonably practicable.  Any remaining amount after the liquidation of the assets of the Company and discharge of all its liabilities must be distributed to the Parties in a proportion equal to their Shares.

(b)                                 Liquidation Committee Report

After the liquidation of the Company is completed, either (i) the Liquidation Committee shall promptly submit a report thereon to the Board for approval that the liquidation was completed based upon the Liquidation Committee’s determination of the liquidation procedures pursuant to Section 15.1 or (ii) the Liquidation Expert shall promptly submit a report thereon to the Parties if the liquidation was completed based upon the Liquidation Expert’s determination of the liquidation procedures pursuant to Section 15.2.

(c)                                  Supply and IP Upon Liquidation

Unless otherwise decided by the Liquidation Committee or the Liquidation Expert, as the case may be, the European Supply Agreement shall continue during the liquidation process.  After the Liquidation of the Company, each Party has an option to (i) maintain its Group’s then-current supply arrangements to the extent it is supplied from the assets it did not receive in the liquidation, on terms and conditions substantially similar to the European Supply Agreement and/or (ii) cause the other Parties to maintain its Group’s then-current supply arrangements to the extent it is supplied from the assets its Group did not receive in the liquidation, in each case on terms and conditions substantially similar to the European Supply Agreement for a period of five (5) years from the date of completion of such liquidation, unless the Liquidation Committee or Liquidation Expert, as applicable, decides a longer or shorter period is necessary in order to avoid a material disruption to the business or operations of any of the Party’s respective Group members.

In the event of a Liquidation, each Party shall have a fully paid-up, royalty-free, perpetual, fully sublicensable, fully assignable, non-exclusive license to the Intellectual Property owned by and licensed to the Company and to the Nikola IP and Iveco IP in order to Deploy the BEV and FCEV at conditions no less favourable than those conditions at the Closing.

16.                               MISCELLANEOUS

16.1                        Exercise of Rights and Powers

As far as it is legally practicable, each Party shall exercise all voting rights and powers (direct or indirect) available to it in relation to any Person and/or the Company so that the provisions of this Agreement (and the other agreements referred to in this Agreement) are completely and punctually fulfilled, observed and performed and, generally, that full effect is given to the principles set out in this Agreement.

16.2                        Performance by Affiliates

Each Party shall, to the extent it is legally able to do so, cause each member of its Group to perform all obligations under this Agreement or under any agreement entered into by any other member of its Group pursuant to this Agreement.

16.3                        Expenses

Each Party shall bear and pay its own expenses (including any fees for legal services) incurred in connection with the preparation and the entering into of this Agreement.

16.4                        Confidentiality

Section 8.1 of the Master Agreement shall apply also in respect of any confidential information exchanged by the Parties in connection with this Agreement.

16.5                        Assignment

No party shall assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto, other than, in the case of a Party, an assignment to an Affiliate, in accordance with the provisions set forth in Section 7.1 hereto.

16.6                        Waiver

Failure of any party hereto to enforce any of the provisions of this Agreement or any right with respect thereto, or failure to exercise any election provided for herein shall not be considered a waiver of such provision, right or election, or in any way affect the validity of this Agreement.

The failure of any party to enforce any of such provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which they may have under this Agreement.

16.7                        Remedies

All rights and remedies of the parties, hereunder shall be in addition to all other legal rights and remedies belonging to them and the same shall be deemed to be cumulative and not alternative to such legal rights and remedies, except that there shall be no right or remedy involving termination of this Agreement, and no party to this Agreement may terminate this Agreement, except in accordance with the express provisions of this Agreement.

16.8                        Rights of Third Parties

(a)                                 Subject to paragraph (b) below, a person who is not a party to this Agreement shall not be entitled to enforce any of its terms under the Contract (Rights of Third Parties) Act 1999.

(b)                                 The Parties agree that certain provisions of this Agreement confer a benefit on the Company and that such provisions are intended to benefit and be enforceable by the Company in its own right under the Contract (Rights of Third Parties) Act 1999.  Notwithstanding the foregoing, under no circumstances shall any consent be required from the Company for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation affects or extinguishes any such benefit or right.

16.9                        Amendment

No amendment to any provision of this Agreement shall be effective or binding on any party unless set forth in writing and executed by a duly authorised representative of each party.

16.10                 Severability

In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The invalidity, illegality or unenforceability of any provision in this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

16.11                 Counterparts

This Agreement shall be executed in two or more counterparts, each of which shall be deemed to be an original, and all shall constitute one and the same Agreement.

16.12                 Notices

All notices, requests, consents, approvals, waivers and other communications hereunder shall be deemed to have been duly given and made if in writing, in English, and if served by personal delivery upon the party for whom they are intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by email or facsimile, provided that the email or facsimile is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person and shall be effective upon receipt:

(a)                                 if to Iveco:

Iveco S.p.A.

via Puglia 35

Turin

Italy

Attention:                                         Roberto Russo, General Counsel

Email:

Attention:                                         General Counsel

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:                                         Scott D. Miller

Telephone:

Email:

if to Nikola:

Nikola Corporation

4141 East Broadway Road

Phoenix, AZ 85040

Attention:                                         Britton Worthen, Chief Legal Officer

Email:

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:                                         Stanley F. Pierson

Telephone:

Email:

16.13                 Public Disclosure

No press release or similar public announcement or communication may be made or caused to be made concerning the execution or performance of this Agreement or the matters contemplated hereby unless specifically approved by Nikola and Iveco in writing, except as may be required to comply with the requirements of any applicable Laws (in which case Nikola or Iveco, as the case may be, shall, as far as practicable, provide the other with copies of such release, publication or communication prior to its publication or release in order to take account of any reasonable requests of the other made in relation thereto).

16.14                 Applicable Law

The validity, interpretation and implementation of this Agreement shall be governed by and construed in accordance with the Laws of England and Wales.

16.15                 Informal Dispute Resolution

Unless otherwise provided in this Agreement, the Parties shall attempt to resolve amicably and informally any dispute, controversy or claim between the parties and/or the Parties, or between a Party and the Company, arising out of or relating to this Agreement (the “Dispute”).  A party or Party may initiate informal negotiations to resolve the Dispute by giving the other party or Party a request for informal dispute resolution (a “Request for Informal Dispute Resolution”) of such intent.  The Request for Informal Dispute Resolution must (i) describe the Dispute and (ii) propose the procedure for its amicable resolution, including, if appropriate, the hiring of consultants.  Within thirty days of the date of such Request for Informal Dispute Resolution, the parties and/or the Parties shall attempt to resolve the Dispute amicably.  No party or Parties may resort to any other means of dispute resolution for at least thirty days after such Request for Informal Dispute Resolution has been delivered.

This Section 16.15 shall not apply in the event either Party has delivered a Deadlock Notice or a Breach Notice under Sections 12.1 and 13.2.

16.16                 Arbitration

If a Dispute is not resolved pursuant to Section 16.14 within the period provided therein, any party or Party may demand arbitration administered by the LCIA under its rules presently in force (the “Rules”).

The decision of the arbitration panel shall be final and binding on the Parties, and it will not be subject to any appeal or proceedings to vacate.  The arbitration award may be enforced in any court of competent jurisdiction.

The situs of the arbitration and any evidentiary proceedings shall be London and all proceedings and submissions shall be in the English language.  The panel may conduct proceedings in other locations if necessary for the taking of evidence or as otherwise agreed by the Parties involved in such arbitration.

The arbitration panel shall consist of three members, one to be appointed by Iveco, one to be appointed by Nikola, and the third arbitrator, who shall preside over the arbitration panel, to be chosen by the two Party-appointed arbitrators.  If either Iveco or Nikola fails to appoint an arbitrator or the two Party-appointed arbitrators fail to appoint the third within the time periods prescribed below, then the appointments shall be made by the Secretariat of the LCIA pursuant to the Rules.

Arbitration may be commenced by any Party by giving written notice setting out the nature of the dispute to each other Party and to the LCIA pursuant to the Rules.  Within 5 calendar days of such notice, the party demanding arbitration shall appoint its arbitrator.  Within 15 calendar days of that appointment, the other party shall appoint its arbitrator.  Within 30 calendar days after the appointment of both Party-appointed arbitrators, those two Party-appointed arbitrators shall appoint the third arbitrator.

Except as required by applicable Law, none of Iveco, Nikola or the arbitration panel may disclose the existence, content or results of the arbitration unless and to the extent that disclosure is required by applicable Law or is necessary for permitted court proceedings.

The arbitration panel shall be authorized to award monetary damages and to grant injunctive relief, including interim relief pending the final award.  Any interim or provisional measure in the form of conservatory or injunctive relief ordered by the arbitration panel shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability.  For the avoidance of doubt, nothing in this Section should be interpreted to preclude any party from seeking interim relief from a court of competent jurisdiction prior to the formation of the arbitration panel.  Any monetary award may include interest and shall be stated and payable in U.S. currency.  The arbitration panel is not authorized to award punitive or exemplary damages.

16.17                 Obligations of the Company

Following the date on which the Company is established and incorporated under the laws of the Jurisdiction in accordance with the provisions of this Agreement, the Parties shall, and shall cause their respective Affiliates to, (including by exercising their respective voting rights in respect of the Shares) cause the Company to (i) perform any and all obligations of the Company under this Agreement and (ii) enter into a deed of adherence in customary form mutually agreed to by the Parties.

16.18                 Amendment to Master Agreement

Nikola, Iveco and CNH Industrial hereby agree to amend the Master Agreement to delete the following clause in Section 3.3: “provided, however, that the Steering Committee obligations with respect to the European Alliance Agreement shall cease upon the closing of the European Alliance Agreement;”.

For the avoidance of doubt, the obligations of the Steering Committee shall continue beyond the Closing of this Agreement and in accordance with the provisions herein.

This Section 16.18 shall constitute a modification made in writing and signed by an authorized representative of the parties pursuant to Section 9.5 of the Master Agreement.

16.19                 Effect of Merger

For the avoidance of doubt, the consummation of the Merger shall not amend or modify the terms and conditions of this Agreement, and this Agreement shall continue in full force and effect. Nikola acknowledges and agrees that Nikola’s successor in interest following the Merger will be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IVECO S.p.A., a corporation duly organised and validly existing under the laws of the Republic of Italy

By:	/s/ Gerrit Marx
	Name:	Gerrit Marx
	Title:	President, Commercial and Specialty Vehicles, CNH Industrial N.V.

NIKOLA CORPORATION, a corporation duly organised and validly existing under the laws of Delaware

By:	/s/ Britton Worthen
	Name:	Britton Worthen
	Title:	Chief Legal Officer

CNH INDUSTRIAL N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands

By:	/s/ Massimiliano Chiara
	Name:	Massimiliano Chiara
	Title:	Chief Financial Officer